Exhibit 99.1
CollabRx Announces Receipt of NASDAQ Notice of Bid Price Deficiency

San Francisco, CA–November 24, 2014 –CollabRx, Inc. (NASDAQ: CLRX)(herein "CLRX" or "the Company"), announced today that it received a letter from the NASDAQ OMX GROUP ("Nasdaq") stating that the bid price of the Company's common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing under Listing Rule 5550(a)(2).

The Nasdaq notification letter does not result in the immediate delisting of the Company's common stock, and the stock will continue to trade uninterrupted on the Nasdaq Capital Market under the symbol "CLRX."

CollabRx management intends to resolve the situation to allow for continued listing on the Nasdaq Capital Market.

CollabRx is provided a grace period of 180-calendar days, or until May 18, 2015, to regain compliance with the minimum bid price requirement. If at any time during the 180-day grace period, the minimum closing bid price per share of the Company's common stock closes at or above $1.00 for a minimum of ten consecutive business days, CLRX will regain compliance and the matter will be closed. In the event the Company does not regain compliance within this grace period, it may be eligible to receive an additional 180-day grace period; provided that CLRX meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the minimum bid price requirement, and provides written notice of its intention to cure the minimum bid price deficiency during the second 180-day grace period, by effecting a reverse stock split, if necessary. If it appears to the Nasdaq staff that the Company will not be able to cure the deficiency or if the Company is not otherwise eligible for the additional grace period, the Company's common stock will be subject to delisting by Nasdaq.

About CollabRx
CollabRx, Inc. (CLRX) is a recognized leader in cloud-based expert systems to inform healthcare decision-making. CollabRx uses information technology to aggregate and contextualize the world's knowledge on genomics-based medicine with specific insights from the nation's top cancer experts, starting with the area of greatest need: advanced cancers in patients who have effectively exhausted the standard of care. More information may be obtained at http://www.collabrx.com.

CollabRx Safe Harbor Statement
This press release includes forward-looking statements about CollabRx's anticipated results that involve risks and uncertainties. Some of the information contained in this press release, including, but not limited to, statements as to industry trends and CollabRx's plans, objectives, expectations and strategy for its business, contains forward-looking statements that are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. When used, the words "believe," "plan," "intend," "anticipate," "target," "estimate," "expect" and the like, and/or future tense or conditional constructions ("will," "may," "could," "should," etc.), or similar expressions, identify certain of these forward-looking statements. Important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in filings made by CollabRx with the Securities and Exchange Commission. CollabRx undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Thomas R. Mika
President & CEO
CollabRx, Inc.
415-248-5350

Dian Griesel Int'l.
 Laura Radocaj- media
lradocaj@dgicomm.com
212- 825-3210

Cheryl Schneider- investors
cschneider@dgicomm.com
212-825-3210